UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 15, 2016

GORDMANS STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34842	26-3171987
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1926 South 67th Street

Omaha, Nebraska 68106

(Address of principal executive offices, zip code)

(402) 691-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Brian J. Urbanek and Mark E. Brody resigned from the Board of Directors (the “Board”) of Gordmans Stores, Inc. (the “Company”) effective as of April 15, 2016.

On April 15, 2016, Sun Gordmans, LP (“Sun Gordmans”), pursuant to its rights under Article Six, Section 6 of the Company’s Amended and Restated Certificate of Incorporation, designated Matthew N. Garff to the Board as a Class II director, replacing Mr. Urbanek, and Casey C. Lanza to the Board as a Class III director, replacing Mr. Brody, effective immediately.

Mr. Garff is a Managing Director at Sun Capital Partners, Inc. (“Sun Capital”), which is an affiliate of our principal stockholder, Sun Gordmans. Mr. Lanza is a Vice President at Sun Capital.

Messrs. Garff and Lanza will not receive any compensation for serving as directors of the Company, except for reimbursement of reasonable out-of-pocket expenses incurred in connection with their service as members of the Board.

The Company is party to a registration agreement with Sun Gordmans and certain other investors. The Company is also party to a services agreement with Sun Capital Partners Management V, LLC, an affiliate of Sun Capital. In addition, the Amended and Restated Certificate of Incorporation of the Company provides that for so long as affiliates of Sun Capital own 30% or more of the Company’s outstanding shares of common stock, affiliates of Sun Capital will have the right to designate a majority of the Board. Descriptions of the terms of the registration agreement, services agreement and Amended and Restated Certificate of Incorporation of the Company are contained under the heading “Certain Relationships and Related Party Transactions” in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on April 29, 2015.

Copies of the registration agreement, services agreement and Amended and Restated Certificate of Incorporation have been filed as Exhibit 10.1, 10.49 and 3.1, respectively, to the Company’s Registration Statement on Form S-1 (File No. 333-166436), originally filed with the SEC on April 30, 2010, and are incorporated by reference herein. The descriptions of those documents are qualified in their entirely by reference to such exhibits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GORDMANS STORES, INC.

Date: April 20, 2016	By:	/s/ James B. Brown
		Name:	James B. Brown
		Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

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